Black Tusk Minerals Announces Surface Rights Agreement

VANCOUVER, BRITISH COLUMBIA – January 25, 2011 – Black Tusk Minerals Inc. (OTCBB: BKTK) (Germany: 4HHN) (the “Company”) is pleased to announce that the Company has finalized its ten year term surface rights agreement with the Community of Huanza (the “Community”), with the recording of the agreement with the public registry in Peru. The Community is the registered titleholder of the land in which our Peru Properties are located and has granted the Company the exclusive right to use their land to conduct mining exploration activities. The agreement covers an area of 9,700 hectares, including land outside the Company’s existing mineral claim boundaries, which the Company may eventually decide to carry out exploration activity in the future. For more information, please see our current report on Form 8-K filed with the United States Securities and Exchange Commission (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com).

About Black Tusk Minerals Inc.

Black Tusk Minerals Inc. is a mineral exploration company focused on the exploration and development of mineral prospects worldwide.  Most notably, the Company owns a 99% interest in 19 mineral claims, known as the Altococha concessions, in the District of Huanza, Province of Huarochiri, Department of Lima, Peru.

ON BEHALF OF THE BOARD OF DIRECTORS BLACK TUSK MINERALS INC.:

/s/ “Gavin Roy”

GAVIN ROY

President

Phone: 778-999-2575

This news release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws.  Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined under the section headings “Cautionary Note Regarding Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-K, as filed with the SEC on September 15, 2010, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC on January 20, 2011, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ).  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.